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                                  EXHIBIT 11

                            ASR INVESTMENTS CORP.
                       CALCULATION OF EARNING PER SHARE
               FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 1993
                                (IN THOUSANDS)

                        AVERAGE   JAN     FEB    MARCH   APRIL    MAY     JUNE    JULY   AUGUST   SEPT    OCT    NOV      DEC
                        -------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
Number of average
  common shares
  outstanding            15,522  15,593  15,579  15,531  15,507  15,507  15,507  15,507  15,507  15,507  15,507  15,507  15,500
                         ======  ======  ======  ======  ======  ======  ======  ======  ======  ======  ======  ======  ======
Fourth quarter
  average outstanding
  shares for earning
  per share...........   15,505
                         ======
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